Exhibit 10.6
PVF CAPITAL CORP.
MANAGEMENT INCENTIVE COMPENSATION PLAN
JULY 1, 1996

MANAGEMENT INCENTIVE COMPENSATION PLAN

1.	INTRODUCTION
A.	PURPOSE
     The primary purpose of the Management Incentive Compensation Plan (“Plan”) is to promote shareholder interests through the maximization of the profitability of PVF Capital Corp. and its subsidiaries (“Park View” or the “Company”) consistent with the Company’s policies, including those designed to manage interest rate risk and credit risk. The Plan provides cash incentives for those members of management who most directly affect the success and profitability of the Company and who cause the Company to attain and sustain high levels of performance based on safe and sound operating strategies. The Plan is effective July 1, 1997.
     In addition to its primary purpose, the Plan is designed to accomplish other important objectives of the Company including:
➢	fostering teamwork and cooperation among management personnel;

➢	helping to retain, and encourage commitment on the part of management and key employees;

➢	compliance with established Company policies and procedures and regulatory requirements.
B.	GENERAL DESCRIPTION
     The Plan provides for the selection of participants, procedures for setting annual performance goals and the determination of incentive awards. The Plan also provides for minimum levels of performance before any incentive award can be made, maximum total incentive awards relative to the Company’s earnings and requires that the Company’s capital at all times meet or exceed all capital requirements to maintain the Company as a “well capitalized association”. Incentive awards are to be supplemental compensation in the form of cash, stock options or restricted stock granted on an annual basis following the determination of the Company’s audited year-end results.

C.	ADMINISTRATION
     The Board of Directors of the Company, acting through its Compensation Committee (Committee), has final authority on the disposition of all Plan matters. The actions of the Board as to the interpretation and construction of the Plan shall be final and binding on all parties. The responsibility for administering the Plan, determining Plan participants and establishing rules governing the operation of the Plan is delegated to the Committee. The Committee is composed exclusively of three (3) outside, independent directors. Executive Management shall not be entitled to vote on matters relating to the eligibility and determination of their own incentive compensation awards. Computation of incentive awards will be made by the Chief Financial Officer and verified by the independent auditors employed by the Company before submitting to the Committee.
2.	PARTICIPANTS
     The Committee shall determine those individuals or classes of individuals who will be participants in the Plan for each fiscal Plan year. Participation in a given year shall not guarantee participation in a succeeding year. Participants may be added or deleted during the Plan year as approved by the Board of Directors.
3.	ANNUAL GOAL SETTING
     Each Plan year the Committee will establish overall Company performance goals which will be the basis for determining incentive compensation awards under the Plan for that year, limited however, to an amount not exceeding the Company’s after-tax earnings for the year, as adjusted for nonrecurring items and extraordinary gains or losses not related to operations. The Committee will also establish a minimum “threshold” level of overall Company performance each year below which no incentive awards will be payable. Awards to individual participants will be determined by reference to the overall Company performance goals as may be established by the Committee and Executive Management for that year.
4.	OPERATING RULES
     The Committee will promulgate operating rules governing the determination of incentive awards pursuant to the provisions of this Plan and to the performance goals established thereunder for each Plan year.
5.	PLAN COMMUNICATIONS
     To ensure the effectiveness of the Plan as an incentive for improved performance, copies of this Plan together with the Operating Rules thereunder may be furnished to and reviewed with each participant. In addition, the Chief Financial Officer may formally communicate annual Company performance results and potential incentive award amounts to the participants during each Plan year.
6.	CHANGE OF CONTROL
     In the event of a change of control, participants will be paid pro rata awards for the number of full months completed in the Plan year preceding the change of control. Such pro rata awards shall be determined by the Committee based on the performance goals previously established for the Plan year; provided that the Company has recorded positive net earnings for the year-to-date preceding the change of control.
     The following events shall be deemed a “change of control”:
(a)	any third person or group, as defined in Title 12, Code of Federal Regulations, Section 574.4, shall become the beneficial owner of 25% or more of the total number of shares of the Company;

(b)	any change in the majority of persons serving on the Board of Directors of the Company resulting from or in connection with any cash tender offer, merger or other business combination, sale of assets or contested election of directors, or any combination of the foregoing or;

(c)	a sale of substantially all of the assets of the Company or a transaction causing the Company to cease to be an independent publicly owned entity; unless, prior to such events, a resolution specifically approving such occurrence shall have been adopted by at least a majority of the Board of Directors of the Company.
7.	TERMINATION OF EMPLOYMENT, NEW PARTICIPANTS
     In the event of death or termination of employment due to retirement (including early and disability retirement) during a Plan year, a participant’s potential award will be prorated based upon the number of full months as a participant. Incentive awards will be paid in one lump sum after the year-end results have been calculated for the Plan year. In the case of death, any such unpaid incentive awards shall be paid to the participant’s estate or designated beneficiary. In all other cases of termination of employment during a Plan year, the participant forfeits any potential award and no payment shall be made to him or her in respect of that year. If an individual becomes a new participant during a Plan year, the potential incentive compensation award will be determined based upon the number of full months as a participant.
8.	GENERAL LIMITATIONS AND PROVISIONS
A.	Regulatory Capital and Safety and Soundness Tests
     Notwithstanding any other provision of this Plan, no incentive awards shall be paid or payable in respect of any Plan year in which the Company (i) fails to meet any applicable capital requirements at the Plan year end after giving effect to potential incentive awards hereunder or (ii) receives a safety and soundness MACRO or CAMEL rating of 4 or 5 from a federal financial institution regulatory agency In addition, a MACRO or CAMEL rating of 3 in safety and soundness or compliance exams, or less than “satisfactory” in a CRA exam, may reduce the incentive awards of this Plan.

B.	Amendment and Termination of Plan
     The Committee reserves the right to amend or terminate the Plan at any time without affecting the rights of the participants to unpaid amounts accrued, if any, in respect of a prior or current Plan year. No participant shall have a vested interest in any amount accrued during a Plan year until individual awards are determined and approved by the Board of Directors following the completion of that year.
C.	Not an Employment Agreement
     Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss any Employees. The adoption of the Plan shall not constitute a contract between the Company and any Employee. No Employee shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of the Company except as otherwise determined by the Board of Directors or by the provisions of any such benefit plan.
D.	Prohibition Against Assignment
     Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Board of Directors, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his spouse, children or the dependents, or any of them, in such manner and proportion as the Board of Directors may deem proper.
E.	Absence of Trust
     Nothing contained in the Plan and no action taken pursuant to its provision, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid in cash from the general funds of the Company and no special or separate funds shall be established and no segregation of assets shall be made to assure payments of such amounts.
F.	Governing Law
     The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.